                                                                  Exhibit 10.20

           ----------------------------------------------------------

                          VOTING AND TRANSFER AGREEMENT

                                   dated as of

                                October 15, 1997

                                      among

                         KHANTY MANSIYSK OIL CORPORATION

                               KHANTY HOLDINGS LLC

                     BRUNSWICK FITZGIBBONS TRUST COMPANY LLC

                                       AND

                              WALDO SECURITIES S.A.

           ----------------------------------------------------------

                               TABLE OF CONTENTS                           Page

                                    ARTICLE I

               Definitions ...............................................    1

SECTION 1.1.   Definitions ...............................................    1

                                ARTICLE II

               Holdings Board Representation .............................    5

SECTION 2.1.   Holdings Nominees .........................................    5
SECTION 2.2.   Removal of Holdings Directors .............................    6
SECTION 2.3.   Replacement of a Holdings Director ........................    7

                                ARTICLE III

               Waldo Board Representation ................................    7

SECTION 3.1.   Waldo Nominees ............................................    7

                                ARTICLE IV

               BFTC Board Representation .................................    8

SECTION 4.1.   BFTC Nominees .............................................    8

                                 ARTICLE V

               General Board Provisions ..................................    9

SECTION 5.1.   Size of the KMOC Board ....................................    9
SECTION 5.2.   Vote For Nominees .........................................   10
SECTION 5.3.   Chairman Of The KMOC Board. ...............................   10
SECTION 5.4.   Vice-Chairmen of the KMOC Board ...........................   10
SECTION 5.5.   Removal Upon Unanimous Consent ............................   11

                                ARTICLE VI

               Breach Of Restrictive Covenants ...........................   11

SECTION 6.1.   Majority Board Representation Upon Default ................   11

                                   ARTICLE VII

               Tag Along Rights ..........................................   12

SECTION 7.1.   Tag Along Offer ...........................................   12
SECTION 7.2.   Exercise ..................................................   12

                                  ARTICLE VIII

               Drag Along Rights .........................................   14

SECTION 8.1.   Drag Along ................................................   14
SECTION 8.2.   Procedure .................................................   14

                                   ARTICLE IX

               Additional Transfer Restrictions ..........................   15

SECTION 9. 1.  Transferee Voting Obligation ..............................   15
SECTION 9.2.   Transfer of Board Seats ...................................   15
SECTION 9.3.   Right of First Offer ......................................   16
SECTION 9.4.   Exercise of BFTC Demand Rights ............................   18

                                    ARTICLE X

               Termination ...............................................   18

SECTION 10.1.  Termination ...............................................   18

                                   ARTICLE XI

               Miscellaneous .............................................   19

SECTION 11.1.  Effectiveness .............................................   19
SECTION 11.2.  Notices ...................................................   19
SECTION 11.3.  Interpretation ............................................   20
SECTION 11.4.  Severability ..............................................   21
SECTION 11.5.  Counterparts ..............................................   21
SECTION 11.6.  Entire Agreement; No Third Party Beneficiaries ............   21
SECTION 11.7.  Further Assurances ........................................   21
SECTION 11.8.  Governing Law; Equitable Remedies .........................   21
SECTION 11.9.  Amendments; Waivers .......................................   22
SECTION 11.10. Assignment ................................................   22

            VOTING AND TRANSFER AGREEMENT, dated as of October 15, 1997, among Khanty Mansiysk Oil Corporation (formerly known as Ural Petroleum Corporation), a Delaware corporation ("KMOC"), Khanty Holdings LLC ("Holdings"), a Delaware limited liability company, Brunswick Fitzgibbons Trust Company LLC, a Delaware limited liability company ("BFTC") and Waldo Securities S.A., an international business company organized under the laws of the British Virgin Islands ("Waldo").

            WHEREAS KMOC and Holdings are parties to a Note and Warrant Purchase Agreement, dated as of October 10, 1997, (the "Purchase Agreement"), pursuant to which KMOC, in exchange for a $30 million dollar capital investment by Holdings, has agreed to issue to Holdings one or more notes (the "Holdings Notes") and 66,667 warrants to purchase common stock, no par value, of KMOC at an exercise price of $450.00 (the "Holdings Warrants"), all upon the terms and conditions set forth in the Purchase Agreement; and

            WHEREAS the parties hereto wish to set forth their agreement concerning certain matters relating to the disposition of shares of common stock under certain circumstances and certain matters relating to the governance of KMOC following the consummation of the transactions contemplated by the Purchase Agreement.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   Definitions

            SECTION 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

            "Accepting Offerees" has the meaning set forth in Section 9.3(b).

            An "affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the definition of affiliate, "control" has the meaning specified in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement.

            A Person shall be deemed to "Beneficially Own", to have "Beneficial Ownership" of, or to be "Beneficially Owning" any securities (which securities shall also be deemed "Beneficially Owned" by such Person) that such Person is deemed to "beneficially own" within the meaning of Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement.

            "BFTC Director" means BFTC Nominees who are elected or appointed to serve as members of the KMOC Board in accordance with this Agreement.

            "BFTC Nominees" means such Persons who are so designated by BFTC, as such designations may change from time to time in accordance with this Agreement, to serve as members of the KMOC Board pursuant to this Agreement.

            "Cause" means (i) a breach of a director's fiduciary duties, (ii) a conflict or an appearance of a conflict of interest, (iii) the repeated failure to attend KMOC Board meetings, and (iv) any misconduct that would materially adversely affect the reputation, good will or other interests of KMOC, in each case as determined in the good faith of the KMOC Board.

            "Drag Along Notice" has the meaning set forth in Section 8.2.

            "Drag Along Purchaser" has the meaning set forth in Section 8.1.

            "Drag Along Sale" has the meaning set forth in Section 8.1.

            "Drag Along Sellers" has the meaning set forth in Section 8.1.

            "Effective Date" means the date of the Final Closing, as such date shall be determined in accordance with the provisions of the Investment Agreement.

            "Equity Holders" means, collectively, Waldo, BFTC and Holdings.

            "Exchange Act" means the Securities Exchange Act of 1934. as amended, and the rules and regulations promulgated thereunder.

            "Final Closing" has the meaning given thereto in the Investment Agreement.

            "First Offer Price" has the meaning set forth in Section 9.3(a).

            "Holdings" has the meaning set forth in the recitals to this Agreement.

            "Holdings Director" means Holdings Nominees who are elected or appointed to serve as members of the KMOC Board in accordance with this Agreement.

            "Holdings Nominees" means such Persons who are so designated by Holdings, as such designations may change from time to time in accordance with this Agreement, to serve as members of the KMOC Board pursuant to this Agreement.

            "Holdings Notes" has the meaning set forth in the recitals to this Agreement.

            "Holdings Warrants" has the meaning set forth in the recitals to this Agreement.

            "Initial Public Offering" means the closing of the initial public offering of KMOC Common Stock pursuant to an effective registration statement on Form S-l (or any successor form other than a special purpose form) under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.

            "Investment Agreement" means the Investment Agreement, dated August 7, 1997, between KMOC, Waldo and the Initial Sellers (as defined therein).

            "Investor Notes" means the notes, including the Holdings Notes, issued by KMOC to investors in connection with the private placement pursuant to which Holdings acquired the Holdings Notes and the Holdings Warrants.

            "Investor Warrants" means the warrants, including the Holdings Warrants issued by KMOC to investors in connection with the private placement pursuant to which Holdings acquired the Holdings Notes and the Holdings Warrants.

            "KMOC" has the meaning set forth in the recitals to this Agreement.

            "KMOC Board" means the board of directors of KMOC.

            "KMOC Common Stock" means common stock, no par value, of KMOC.

            "KMOC Voting Securities" means KMOC Common Stock and any other issued and outstanding securities of KMOC generally entitled to vote in the election of directors of KMOC.

            "Offered Shares" has the meaning set forth in Section 9.3(a).

            "Offerees" has the meaning set forth in Section 9.3(b).

            "Original Noteholder" means the holders of Investor Notes who acquired such notes directly from KMOC; provided, however, that such person shall be deemed an Original Noteholder only for so long as such person holds Investor Notes or Investor Warrants.

            "Participating Seller" has the meaning set forth in Section 7.2.

            "Person" means any individual, group, corporation, firm, partnership, joint venture, trust, business association, organization, governmental entity or other entity.

            "Response Period" has the meaning set forth in Section 9.3(b).

            "Sale" has the meaning set forth in Section 7.1.

            "Sale Percentage" has the meaning set forth in Section 7.1(a).

            "Selling Holder" has the meaning set forth in Section 7.1.

            "Tag Along Notice" has the meaning set forth in Section 7.1.

            "Tag Along Offerees" has the meaning set forth in Section 7.1.

            "Tag Along Purchaser" has the meaning set forth in Section 7.1(a).

            "Transfer For Value" means with respect to Holdings Warrants, a transfer for cash at no less than $150.00 per warrant, and with respect to KMOC Common Stock, a transfer for cash at no less than the greater of (a) $450.00 per share plus an amount representing an internal rate of return of 15 % on such share, assuming a purchase price of $450 and a purchase on the date of Final Closing, (b) an amount per share equal to the highest purchase price per share paid by any of Holdings, BFTC and Waldo (the "Highest Price") plus an amount representing an internal rate of return of 15% on such Highest Price from the date on which such share at such High Price was purchased or (c) a per share price equal to 133% of the Highest Price of a share paid by Holdings, BFTC and Waldo.

            "Transfer Notice" has the meaning set forth in Section 9.3(a).

            "Waldo Director" means Waldo Nominees who are elected or appointed to serve as members of the KMOC Board in accordance with this Agreement.

            "Waldo Nominees" means such Persons who are so designated by Waldo, as such designations may change from time to time in accordance with this Agreement, to serve as members of the KMOC Board pursuant to this Agreement.

                                   ARTICLE II
                          Holdings Board Representation

            SECTION 2.1. Holdings Nominees.

            (a) So long as Holdings Beneficially Owns either (i) more than 50% of all of the Investor Notes or (ii) shares of KMOC Common Stock representing more than 50% of the shares of KMOC Common Stock underlying all of the Investor Warrants, KMOC and each Equity Holder shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the KMOC Board to consist of such nominees that if elected, would result in the KMOC Board consisting of two Holdings Directors.

            (b) Subject to Section 2.1(a). so long as Holdings Beneficially Owns either (i) less than or equal to 50% but more than 25% of all of the Investor Notes or (ii) shares of KMOC Common Stock representing less than or equal to 50% but more than 25% of the shares of KMOC Common Stock underlying all of the Investor Warrants, KMOC and each Equity Holder shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the KMOC Board to consist of such nominees that if elected, would result in the KMOC Board consisting of one Holdings Director.

            (c) Notwithstanding the foregoing, so long as Holdings Beneficially Owns a minimum of 5% of the outstanding common stock of KMOC on a fully diluted basis, KMOC and each Equity Holder shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the KMOC Board to consist of such nominees that if elected, would result in the KMOC Board consisting of one Holdings Director.

            (d) Except in the case where the Holdings Nominee is (i) a partner of The Beacon Group or (ii) following the second anniversary of the Effective Date, a director of The Beacon Group, KMOC reserves the right to reject a request for inclusion of any Holdings Nominee on the slate of directors if in the opinion of a majority of the KMOC Board (excluding the Holdings Directors) the appointment of such individual would not be in the best interest of KMOC. In such event. Holdings will be promptly notified of such rejection and Holdings shall have the right to propose another Holdings Nominee.

            SECTION 2.2. Removal of Holdings Directors.

            (a) No Holdings Director may be removed without the consent of Holdings, except (i) for Cause as determined in good faith by unanimous decision of all directors other than the Holdings Director(s) or (ii) by unanimous decision of all directors, other than the Holdings Director(s), upon Holdings' failure to Comply with the provisions of Sections 2.2(b) or 6.1(c), to remove such number of Holdings Directors as Holdings would have been required to remove in accordance with Section 2.2(b) or 6.1(c).

            (b) If at any time Holdings' percentage equity ownership in KMOC decreases to a point at which the number of Holdings Nominees entitled to be nominated to the KMOC Board in accordance with Section 2.1 in an election of directors presented to the shareholders would decrease, within 10 days thereafter Holdings shall cause a sufficient number of Holdings Directors to resign from the KMOC Board so that the number of Holdings Directors on the KMOC Board after such resignation(s) equals the number of Holdings Nominees that Holdings would have been entitled to designate had an election of directors taken place at such time. Any vacancy on the KMOC Board created by the resignation of such Holdings Director(s) shall be filled in accordance with KMOC's Bylaws and Charter

            SECTION 2.3. Replacement of a Holdings Director. In the event that a Holdings Director shall cease to serve for reasons other than as a result of removal pursuant to Sections 2.2(a)(ii), 2.2(b) or 6.1(c), Holdings shall have the right to nominate a successor Holdings Director; provided, however, that no director removed for Cause shall be renominated or reelected. KMOC shall, upon receipt of notice identifying such nominee, promptly take all action necessary to cause the appointment of such nominee to the KMOC Board in accordance with KMOC's By-Laws and Charter.

                                       ARTICLE III
                                Waldo Board Representation

            SECTION 3.1. Waldo Nominees.

            (a) During the period commencing from the Effective Date and ending on the earlier of (i) the second anniversary of the Effective Date or (ii) the date on which Waldo sells any shares of KMOC Common Stock Beneficially Owned by it, KMOC and each Equity Holder shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the KMOC Board to consist of such nominees that if elected, would result in the KMOC Board consisting of five directors nominated by Waldo.

            (b) Commencing on the date which is the earlier of (i) the second anniversary of the Effective Date or (ii) the date on which Waldo sells any shares of KMOC Common Stock Beneficially Owned by it, KMOC and each Equity Holder shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the KMOC Board to consist of such nominees that, if elected, would result in the KMOC Board consisting of the total number of Waldo Directors set forth below:

            (i) if Waldo owns more than 45% of the outstanding common stock of KMOC on a fully diluted basis, a total of 5 Waldo Directors;

            (ii) if Waldo owns less than or equal to 45% but more than 25% of the outstanding common stock of KMOC on a fully diluted basis, a total of 3 Waldo Directors;

            (iii) if Waldo owns less than or equal to 25% but more than 10% of the outstanding common stock of KMOC on a fully diluted basis, a total of 2 Waldo Directors; and

            (iv) if Waldo owns less than or equal to 10% but more than 5% of the outstanding common stock of KMOC on a fully diluted basis, a total of 1 Waldo Directors.

            (c) KMOC reserves the right to reject a request for inclusion of any Waldo Nominee, other than Nikolai Vladimirovich Bogatchev, on the slate of directors if in the opinion of a majority of the KMOC Board (excluding the Waldo Directors) the appointment of such individual would not be in the best interest of KMOC. In such event, Waldo will be promptly notified of such rejection and Waldo shall have the right to propose another Waldo Nominee.

            (d) No Waldo Director may be removed without the consent of Waldo, except for Cause as determined in good faith by unanimous decision of all directors other than the Waldo Director(s). If at any time Waldo's percentage equity ownership in KMOC decreases to a point at which the number of Waldo Nominees entitled to be nominated to the KMOC Board in accordance with Section
3.1 in an election of directors presented to the shareholders would decrease, within 10 days thereafter Waldo shall cause a sufficient number of Waldo Directors to resign from the KMOC Board so that the number of Waldo Directors on the KMOC Board after such resignation(s) equals the number of Waldo Nominees that Waldo would have been entitled to designate had an election of directors taken place at such time. Any vacancy on the KMOC Board created by the resignation of such Waldo Director(s) shall be filled in accordance with KMOC's Bylaws and Charter.

                                   ARTICLE IV
                            BFTC Board Representation

            SECTION 4.1. BFTC Nominees.

            (a) During the period commencing from the Effective Date and ending on the later to occur of (i) the second anniversary of the Effective Date or
(ii) the date on which BFTC Beneficially Owns less than 5 % of the outstanding common stock of KMOC on a fully diluted basis, KMOC and each Equity Holder shall exercise all authority under applicable law to cause any slate of directors presented to shareholders for election to the KMOC Board to consist of such nominees that if elected, would result in the KMOC Board consisting of three directors nominated by BFTC. The Chairman of the KMOC Board, appointed pursuant to Section 5.3 hereof, shall not be deemed a BFTC Nominee.

            (b) KMOC reserves the right to reject a request for inclusion of any BFTC Nominee, other than John B. Fitzgibbons, on the slate of directors if in the opinion of a majority of the KMOC Board (excluding the BFTC Directors) the appointment of such individual would not be in the best interest of KMOC. In such event, BFTC will be promptly notified of such rejection and BFTC shall have the right to propose another BFTC Nominee.

            (c) No BFTC Director may be removed without the consent of BFTC, except for Cause as determined in good faith by unanimous decision of all directors other than the BFTC Director(s). If at any time BFTC's percentage equity ownership in KMOC decreases to a point at which the number of BFTC Nominees entitled to be nominated to the KMOC Board in accordance with Section
4.1 in an election of directors presented to the shareholders would decrease, within 10 days thereafter BFTC shall cause a sufficient number of BFTC Directors to resign from the KMOC Board so that the number of BFTC Directors on the KMOC Board after such resignation(s) equals the number of BFTC Nominees that BFTC would have been entitled to designate had an election of directors taken place at such time. Any vacancy on the KMOC Board created by the resignation of such BFTC Director(s) shall be filled in accordance with KMOC's Bylaws and Charter.

                                    ARTICLE V
                            General Board Provisions

            SECTION 5.1. Size of the KMOC Board. Each Equity Holder hereby agrees to cast, and to cause its affiliates to cast, all votes to which such Equity Holder or affiliate is entitled in respect of the KMOC Voting Securities now or hereafter Beneficially Owned by such Equity Holder or affiliate, whether at an annual or special meeting of shareholders of KMOC, by written consent or otherwise, to fix the number of directors constituting the KMOC Board at such number which shall equal up to eleven (11), one of which shall serve as the Chairman of the Board.

            SECTION 5.2. Vote For Nominees. Each Equity Holder hereby agrees to cast, and to cause its affiliates to cast, all votes to which such Equity Holder or affiliate is entitled in respect of the KMOC Voting Securities now or hereafter Beneficially Owned by such Equity Holder or affiliate, whether at an annual or special meeting of shareholders of KMOC, by written consent or otherwise, to cause any Holdings Nominee, Waldo Nominee and BFTC Nominee included on a slate of directors presented to shareholders for election to be elected to the KMOC Board; provided, however, that the obligation of each Equity Holder to cause the election of a nominee to the KMOC Board in accordance with the provisions of this Section 5.2 shall not apply to the election of any nominee rejected by KMOC pursuant to Sections 2.1(d), 3.1(b) or 4.1(b).

            SECTION 5.3. Chairman Of The KMOC Board.

            (a) During the period commencing from the Effective Date and ending on the later of (i) the second anniversary of the Effective Date, (ii) the date of an Initial Public Offering or (iii) the date on which BFTC Beneficially Owns less than 5% of the outstanding common stock of KMOC on a fully diluted basis and Holdings shall no longer be entitled to any Holdings Nominees pursuant to
Section 2. 1 hereof, each Equity Holder hereby agrees (i) to cast, and to cause its affiliates to cast, all votes to which such Equity Holder or affiliate is entitled in respect of the KMOC Voting Securities now or hereafter Beneficially Owned by such Equity Holder or affiliate, whether at an annual or special meeting of shareholders of KMOC, by written consent or otherwise, to cause Gerard De Geer (or such other person designated in accordance with Section 5.3(b)) to be elected to the KMOC Board and (ii) to exercise all authority under applicable law to cause Gerard De Geer (or such other person designated in accordance with Section 5.3(b)) to be appointed Chairman of the KMOC Board.

            (b) In the event that Gerard De Geer is unavailable or unwilling to serve on the KMOC Board for any reason, Gerard De Geer, subject to the approval of at least two of the Equity Holders, shall be entitled to nominate the individual who shall serve as Chairman on his behalf, and in the event that Gerard De Geer is incapable of nominating such person or declines to nominate such person, the nominee for Chairman shall be designated by a majority vote of the Equity Holders, with each Equity Holder entitled to one vote in the selection of such nominee.

            SECTION 5.4. Vice-Chairmen of the KMOC Board. During the period commencing from the Effective Date and ending on the second anniversary of the Effective Date, KMOC and each Equity Holder shall exercise all authority under applicable law to cause to be appointed Vice-Chairmen of the KMOC Board following their due election to the KMOC Board as Waldo Directors, Vladimir Dmitrievich Tokarev and Nikolai Vladimirovich Bogatchev.

            SECTION 5.5. Removal Upon Unanimous Consent. The Chairman and each Vice-Chairman of the KMOC Board may be removed from such position upon the unanimous consent of the Equity Holders.

                                   ARTICLE VI
                         Breach or Restrictive Covenants

            SECTION 6.1. Majority Board Representation Upon Default.

            (a) In the event that KMOC fails to comply with the restrictive covenants set forth in Section 7.1 of the Purchase Agreement and for so long as such breach shall remain uncorrected. Holdings shall be entitled to nominate such additional members to the KMOC Board necessary for the Holdings Directors to constitute a majority of the KMOC Board. In connection therewith, the parties hereto shall exercise all authority under applicable law to cause the authorized number of directors of the KMOC Board to be increased to accommodate the additional Holdings Nominees and to cause the additional Holdings Nominees to be elected or appointed to the KMOC Board, all in accordance with KMOC's By-Laws and Charter. For so long as Holdings shall be entitled to additional Holdings Nominees pursuant to this Section 6.1(a), KMOC shall not be entitled to exercise its right pursuant to Section 2.1(d) hereof to reject any such additional Holdings Nominee if such nominee is a non-administrative employee of The Beacon Group.

            (b) Holdings' entitlement to additional Holdings Directors pursuant to Section 6.1(a) shall terminate when the breach giving rise to such entitlement has been cured by KMOC or Holdings ceases to be entitled to any Holdings Nominees pursuant to Article II hereof; provided, however, that such entitlement shall also cease in the event that Holdings fails to exercise its good faith best efforts to cause the Holdings Directors to use their good faith best efforts to cure the breach.

            (c) Holdings shall cause all additional Holdings Directors, appointed or elected pursuant to Section 6.1(a) to resign immediately after KMOC cures the breach giving rise to such appointment.

                                   ARTICLE VII
                                Tag Along Rights

            SECTION 7.1. Tag Along Offer. If at any time prior to an Initial Public Offering, an Equity Holder and/or any of its affiliates (collectively. the "Selling Holder") desires to sell KMOC Common Stock (i) representing more than 5% of the shares of KMOC Common Stock outstanding to any one person in a single transaction or in a series of related transactions or (ii) representing more than 7.5% of the shares of KMOC Common Stock outstanding on a cumulative basis of all sales made by such Equity Holder subsequent to the Effective Date (but excluding sales which are subject to the preceding clause (i)), then prior to the consummation of such sale (a "Sale") the Selling Holder shall provide written notice (the "Tag Along Notice") of the proposed Sale to the other Equity Holders (the "Tag Along Offerees") at least 45 days prior to the proposed date of the Sale. The Tag Along Notice shall include:

            (a) The principal terms of the proposed Sale, including the number of shares of KMOC Common Stock to be purchased from the Selling Holder, the percentage such shares represent of the total number of shares of KMOC Common Stock Beneficially Owned (on a fully diluted basis) by the Selling Holder (the "Sale Percentage"), the purchase price and the name and address of the proposed purchaser (the "Tag Along Purchaser"); and

            (b) An offer by the Selling Holder to include, at the option of each Tag Along Offeree, in the Sale to the Tag Along Purchaser such number of shares of KMOC Common Stock (not in any event to exceed the Sale Percentage of the total number of shares of KMOC Common Stock held by such Tag Along Offeree) owned by each Tag Along Offeree as determined in accordance with Section 7.2, on the same terms and conditions, with respect to each share sold, as the Selling Holder shall sell such of its shares. For purposes of determining the number of shares of KMOC Common Stock that Holdings is entitled to sell in the sale and under this Article VII ownership of the Holdings Warrants by Holdings Shall be deemed to be ownership of the KMOC Common Stock underlying such Holdings Warrants.

            SECTION 7.2. Exercise. Each Tag Along Offeree desiring to accept the offer contained in the Tag Along Notice shall send a written commitment to the Selling Holder specifying the number of shares of KMOC Common Stock (not in any event to exceed the Sale Percentage of the total number of shares of Common Stock Beneficially Owned (on a fully diluted basis) by such Tag Along Offeree) which such Tag Along Offeree desires to have included in the Sale within thirty
(30) days after the effectiveness of the Tag Along Notice (each a "Participating Seller"). Each Tag Along Offeree who has not so accepted such offer shall be deemed to have waived all of its rights with respect to the Sale, and the Selling Holder and the Participating Sellers, if any, shall thereafter be free to sell to the Tag Along Purchaser, at a price no greater than the purchase price set forth in the Tag Along Notice and otherwise on terms not more favorable in any material respect to them than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Offerees. If, prior to consummation, the terms of such proposed Sale shall change with the result that the price shall be greater than the maximum price set forth in the Tag Along Notice or the other terms shall be more favorable to a Participating Seller in any material respect than as set forth in the Tag Along Notice, it shall be necessary for a separate Tag Along Notice to have been furnished, and the terms and provisions of this Section 7 separately complied with, in order to consummate such proposed Sale pursuant to this Section 7; provided, however, that in the case of such a separate Tag Along Notice, the applicable period referred to in Section 7.1 shall be 20 days and the applicable period referred to above in this Section 7.2 shall be 15 days.

            The acceptance of each Participating Seller shall be irrevocable except as hereinafter provided, and each such Participating Seller shall be bound and obligated to sell its shares in the Sale, on the same terms and conditions specified in the Tag Along Notice as the Selling Holder, such number of shares of KMOC Common Stock as such Participating Seller shall have specified in such Participating Seller's written commitment. In the event the Selling Holder shall be unable to obtain the inclusion in the Sale of all shares of KMOC Common Stock which the Selling Holder and each Participating Seller desires to have included in the Sale (as evidenced in the case of the Selling Holder by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller's written commitment) the number of shares to be sold in the Sale by the Selling Holder and each Participating Seller shall be reduced on a pro rata basis according to the Proportion which the number of shares which each such Seller desires to have included in the Sale bears to the total number of shares desired by all such Sellers to have included in the Sale.

            If at the end of the ninetieth (90th) day following the date of the effectiveness of the Tag Along Notice the Selling Holder has not completed the Sale as provided in the foregoing provisions of this Section 7, each Participating Seller shall be released from his or her obligations under his or her written commitment, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to have been furnished, and the terms and provisions of this Section 7 separately complied with, in order to consummate such Sale pursuant to this Section 7, unless the failure to complete such Sale resulted from any failure by any Tag Along Offeree to comply in any material respect with the terms of this Section 7.

                                  ARTICLE VIII
                                Drag Along Rights

            SECTION 8.1. Drag Along. During the period commencing from the Effective Date and ending on the later to occur of (i) the sixth anniversary of the Effective Date or (ii) the date of an Initial Public Offering, each Equity Holder hereby agrees, if requested by the other two Equity Holders ("Drag Along Sellers"), to participate in a Transfer For Value (a "Drag Along Sale") of all of the KMOC Common Stock and rights to acquire KMOC Common Stock Beneficially Owned by each Equity Holder and its affiliates to any Person not affiliated with any of the Drag Along Sellers (the "Drag Along Purchaser") in the manner and on the terms set forth in this Section 8; provided, however, that the Drag Along Sellers and their affiliates must collectively hold, on a fully diluted basis, at least 20% of the outstanding common stock of KMOC in order to make a request to cause a Drag Along Sale pursuant to this Article VIII.

            SECTION 8.2. Procedure. If the Drag Along Sellers elect to exercise their rights under this Section 8, a notice (the "Drag Along Notice") shall be furnished by the Drag Along Sellers to the other Equity Holder. The Drag Along Notice shall set forth the principal terms of the Drag Along Sale, the purchase price and the name and address of the Drag Along Purchaser. If the Drag Along Sellers consummate the sale referred to in the Drag Along Notice, the Equity Holder shall be bound and obligated to sell all of the shares of KMOC Common Stock and rights to acquire KMOC Common Stock held by it and its affiliates in the Drag Along Sale on the same terms and conditions. If at the end of the 90th day following the date of the effectiveness of the Drag Along Notice the Drag Along Sellers have not completed the Drag Along Sale, the Equity Holder shall be released from its obligations under the Drag Along Notice, the

Drag Along Notice shall be null and void, and it shall be necessary for a separate Drag Along Notice to have been furnished and the terms and provisions of this Section 8 separately complied with, in order to consummate such Drag Along Sale pursuant to this Section 8, unless the failure to complete such sale resulted from any failure by the Equity Holder to comply in any material respect with the terms of this Section 8.

                                   ARTICLE IX
                        Additional Transfer Restrictions

            SECTION 9.1. Transferee Voting Obligation. Except in connection with a public offering of KMOC Common Stock, each Equity Holder hereby agrees not to transfer shares of KMOC Common Stock or warrants to acquire KMOC Common Stock unless the transferee of such shares or warrants agrees in writing to be bound, to the same extent that such transferring Equity Holder is bound, by the provision contained in Articles II, III, IV, V and VI of this Agreement and this
Section 9.1.

            SECTION 9.2. Transfer of Board Seats.

            (a) In connection with any transaction involving the transfer by BFTC of at least the greater of (i) the BFTC Share Amount (as defined below) or
(ii) 4% or more of the then issued and outstanding KMOC Common Stock held by BFTC (the greater of (a)(i) and (a)(ii) being the "BFTC Qualifying Amount"), BFTC may transfer to such transferee one of the nominees BFTC is entitled to nominate pursuant to Article IV hereof for each BFTC Qualifying Amount of shares of KMOC Common Stock acquired by such transferee in such transaction; provided, however, that such transferee shall be entitled to appoint a nominee only for so long as such transferee holds more than the BFTC Qualifying Amount of shares of KMOC Common Stock for each nominee to which such transferee is entitled pursuant to such transfer.

            (b) In connection with any transaction involving the transfer by Holdings of at least the greater of (i) the Holdings Share Amount (as defined below) or (ii) 6% or more of the then issued and outstanding KMOC Common Stock held by Holdings (the greater of (b)(i) and (b)(ii) being the "Holdings Qualifying Amount"), Holdings may transfer to such transferee one of the nominees Holdings is entitled to nominate pursuant to Article II hereof for each Holdings Qualifying Amount of shares of KMOC Common Stock acquired by such transferee in such transaction. For purposes of the preceding sentence, in the event of a transfer of Holdings Warrants, the KMOC Common Stock underlying such Holdings Warrants shall be treated as a transfer of KMOC Common Stock; provided, however, that in the case where Holdings Warrants are transferred by Holdings, the transferee shall not be entitled to appoint a nominee until such transferee exercises its Holdings Warrants acquired from Holdings such that the total number of shares of KMOC Common Stock actually held (and not including any KMOC Common Stock underlying any unexercised Holdings Warrants) by such transferee equals at least the Holdings Qualifying Amount for each nominee to which such transferee is entitled pursuant to such transfer; and provided further, that such transferee shall be entitled to appoint a nominee only for so long as such transferee holds more than the Holdings Qualifying Amount of shares of KMOC Common Stock (and not including any KMOC Common Stock underlying any unexercised Holdings Warrants) for each nominee to which such transferee is entitled pursuant to such transfer.

            (c) The term "BFTC Share Amount" shall mean an amount of shares equal to 16,667 shares of KMOC Common Stock held by BFTC as adjusted for any stock split, stock dividend, reverse stock split or other similar transaction or dilution. The term "Holdings Share Amount" shall mean an amount of shares equal to 25,000 shares of KMOC Common Stock held by Holdings as adjusted for any stock split, stock dividend, reverse stock split or other similar transaction or dilution.

            SECTION 9.3. Right of First Offer.

            (a) During the period commencing from the date hereof and ending on the date of an Initial Public Offering of KMOC Common Stock, if BFTC desires to sell shares of KMOC Common Stock other than pursuant to an Initial Public Offering, Articles VII or VIII hereof or pursuant to existing tag along or drag along provisions to which BFTC may be subject. BFTC shall first give written notice (a "Transfer Notice") to KMOC, Waldo and each Original Noteholder containing (i) the number of shares of KMOC Common Stock proposed to be transferred (the "Offered Shares"), (ii) the purchase price (the "First Offer Price") which BFTC proposes to be paid for the Offered Shares, and (iii) an offer to sell all of the Offered Shares in the following order of priority: first to KMOC; then, if and to the extent that KMOC does not elect to purchase all of the Offered Shares, pro rata to each Original Noteholder on the basis of the Principal amount of Investor Notes held by such Original Noteholder; and lastly, to Waldo to the extent that there remain Offered Shares which neither KMOC nor the Original Noteholders elect to purchase.

            (b) KMOC, Waldo and the Original Noteholders (collectively. the "Offerees") shall have a period of 30 days after the date of receipt of the Transfer Notice (the "Response Period") to accept the offer made pursuant to the Transfer Notice to purchase all of the Offered Shares at the First Offer Price by delivering written notice of acceptance to BFTC within the Response Period; provided, however, that in order for this option to be deemed exercised prior to the end of the Response Period, BFTC shall have received acceptances from the Offerees (the "Accepting Offerees") to purchase shares which in the aggregate must be greater than or equal to the number of shares offered for sale in the Transfer Notice.

            (c) The closing of the sale of the Offered Shares will be held at KMOC's principal office in New York on a date mutually agreed upon by the Accepting Offerees and BFTC which is not less than 10 days nor more than 50 days after the end of the Response Period. At the closing, the Offerees will deliver the consideration in accordance with the terms of the offer set forth in the Transfer Notice, and BFTC will deliver the Offered Shares to the Offerees, duly indorsed for transfer, free and clear of all liens, claims and encumbrances.

            (d) If, at the end of the Response Period, the Offerees have not given notice of their decision to purchase all of the Offered Shares, then BFTC shall be entitled for a period of 90 days beginning the day after the expiration of the Response Period to sell the Offered Shares at a price not lower than the First Offer Price and on terms not more favorable to the transferee than were contained in the Transfer Notice. Promptly after any sale pursuant to this
Section 9.3, BFTC shall notify KMOC of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms thereof as KMOC may request.

            (e) If, at the end of any such 90-day period provided for in this
Section 9.3, BFTC has not completed the sale of the Offered Shares, BFTC shall no longer be permitted to sell any of such Offered Shares pursuant to this
Section 9.3 without again fully complying with the provisions of this Section
3.2 and all the restrictions on sale, transfer, assignment or other disposition contained in this Agreement shall again be in effect.

            (f) Notwithstanding the foregoing, in the event that the Accepting Offerees fail to close the purchase of all of the Offered Shares on the date mutually agreed upon by the Accepting Offerees and BFTC, BFTC shall be entitled, for a period of 120 days from the closing date originally agreed upon, to sell the Offered Shares at any reasonably negotiated price to any third party without having to further comply with the provisions of this Section 9.3; provided, however, that if the failure to close the purchase of all of the Offered Shares on the date mutually agreed upon by the Accepting Offerees and BFTC was due to the failure of an Accepting Offeree to close the purchase of the amount of Offered Shares it agreed to purchase pursuant to Section 9.3(b), the other Accepting Offerees may allocate among themselves, in the order of priority set forth in Section 9.3(a)(iii), such remaining Offered Shares for which financing was not obtained and shall have a period of 10 additional days from the originally agreed upon closing date to effectuate the purchase of all of the Offered Shares before the provisions of this Section 9.3(f) shall apply.

            SECTION 9.4. Exercise of BFTC Demand Rights. BFTC hereby agrees not to exercise its demand registration rights to cause a registration of KMOC Common Stock pursuant to Section 2.1(a) of the Shareholder Rights Agreement, dated as of February 10, 1997, between KMOC and BFTC, unless either (i) in connection with such registration and sale of KMOC Common Stock held by BFTC all of the outstanding Investor Notes shall have been paid in full or (ii) prior to such registration and sale of KMOC Common Stock held by BFTC all of the Investor Notes have been paid in full.

                                    ARTICLE X
                                   Termination

            SECTION 10.1. Termination. Except with respect to Sections of this Agreement which shall terminate on an earlier date as expressly provided herein, this Agreement shall automatically terminate on the later to occur of either of
(i) an Initial Public Offering. (ii) the sixth anniversary of the Effective Date or (iii) the date on which BFTC shall hold less than 5% on a fully diluted basis of the outstanding shares of KMOC common stock and Holdings shall no longer be entitled to any Holdings Nominees pursuant to Section 2.1 hereof.

                                   ARTICLE XI
                                  Miscellaneous

            SECTION 11.1. Effectiveness. This Agreement shall be effective as of the Effective Date.

            SECTION 11.2. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by hand, by nationally recognized courier service, by facsimile transmission, receipt confirmed or certified mail (postage prepaid. return receipt requested, if available):

            If to KMOC, to:

                  Khanty Mansiysk Oil Corporation
                  125 Park Avenue, 8th Floor
                  New York, New York 10017
                  Attention:  John B. Fitzgibbons
                  Phone:(212) 479-2398
                  Fax:(212) 479-2505

            with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attention:  Eric L. Cochran
                  Phone:(212) 735-3000
                  Fax:(212) 735-2000

            If to Holdings, to:

                  Khanty Holdings LLC
                  do The Beacon Group
                  399 Park Avenue
                  17th Floor
                  New York, New York 10022
                  Attention:  John J. MacWilliams
                  Phone:(212) 339-9100
                  Fax:(212) 339-9109

           If to Waldo, to:

                  Waldo Securities S.A.
                  c/o Nikolai Bogatchev
                  10 Letnikovskaya ul.
                  113114 Moscow, Russia
                  Phone:011-7095-232-0044
                  Fax:  011-7095-956-1417

           with copy to:

                  Frere Cholmeley Bischoff
                  4 John Carpenter Street
                  London EC4Y ONH
                  Attention:  Alastair Tulloch
                  Phone:011-44-171-615-8080
                  Fax:011-44-171-615-8000

            If to BFTC, to:

                  Brunswick Fitzgibbons Trust Company LLC
                  125 Park Avenue, 8th Floor
                  New York, New York 10017
                  Attention:  John B. Fitzgibbons
                  Phone:(212) 479-2398
                  Fax:(212) 479-2505

Each such notice, request or communication shall be effective (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from such party), (B) if given by fax, when such fax is transmitted to the fax number specified in this Section 10.2 (or in accordance with the latest unrevoked written direction from such party), and the appropriate confirmation is received or (C) if by certified mail, upon mailing.

            SECTION 11.3. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included," "includes" or "including" are used in this Agreement. they shall be deemed to be followed by the words "without limitation."

            SECTION 11.4. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

            SECTION 11.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

            SECTION 11.6. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

            SECTION 11.7. Further Assurances. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

            SECTION 11.8. Governing Law; Equitable Remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitatable relief, including in the form of injunctions, in order to enforce specifi-cally the provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 11.9. Amendments; Waivers.

            (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 11.10. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that either party may assign all its rights and obligations to the assignee of all or substantially all of the assets of such party including an acquisition through merger, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in contravention hereof shall be null and void.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

                        KNANTY MANSIYSK OIL CORPORATION


                        By: /s/ John B. Fitzgibbons
                           ---------------------------------------
                           Name: John B. Fitzgibbons
                           Title: Chief Executive Officer


                        KNANTY HOLDINGS LLC

                        By: The Beacon Group Energy Investment Fund, L.P.

                        By: Beacon Energy Investors, L.L.C., its General Partner

                        By: Energy Fund GP, Inc., a member


                        By: /s/ John J. MacWilliams
                           ---------------------------------------
                           Name: John J. MacWilliams
                           Title: Managing Director


                        WALDO SECURITIES S.A.


                        By: /s/ Nikolai Vladimirovich Bogatchev
                           ---------------------------------------
                           Name: Nikolai Vladimirovich Bogatchev
                           Title:


                        BRUNSWICK FITZGIBBONS TRUST COMPANY LLC,
                           as Trustee


                        By: /s/ John B. Fitzgibbons
                           ---------------------------------------
                           Name: John B. Fitzgibbons
                           Title: Manager